SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 9, 2016

Date of Report (Date of Earliest Event Reported)

Total System Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10254	58-1493818
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One TSYS Way, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 649-2310

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2016, the Board of Directors of Total System Services, Inc. (“TSYS”) elected Pamela A. Joseph as President and Chief Operating Officer of TSYS effective May 1, 2016. Ms. Joseph was also elected as a director of TSYS, effective immediately, to serve until TSYS’ 2016 Annual Meeting of Shareholders. In connection with her election as a director, the Board of Directors increased its size from 14 to 15 directors effective March 9, 2016, and Ms. Joseph joined the Board of Directors to fill the resulting vacancy.

Ms. Joseph, 57, served as Vice Chairman, Payment Services, of U.S. Bancorp and Chairman and Chief Executive Officer of Elavon, Inc., a subsidiary of U.S. Bancorp, from 2004 until her retirement in June 2015. U.S. Bancorp Payment Services and Elavon, Inc. manage and facilitate consumer, small business and corporate card issuing, as well as merchant payment processing. Before joining Elavon, Inc. in 1994, Ms. Joseph served with Visa International as director of new market development.

Ms. Joseph and TSYS will not enter into an employment agreement. In connection with Ms. Joseph’s appointment as President and Chief Operating Officer, the Compensation Committee of the Board approved the following compensation for Ms. Joseph effective May 1, 2016:

●	annual base salary of $675,000;

●	target annual cash incentive award opportunity of 100% of base salary, with the 2016 award to be pro-rated from May 1, 2016;

●	target annual equity-based long-term incentive award opportunity of 250% of base salary, with the award for the 2016-2018 performance period to be granted 60% in performance shares and 40% in stock options, and pro-rated from May 1, 2016;

●	cash signing bonus of $300,000;

●	equity signing award with a value of $1,500,000, with 40% of the value granted as stock options and 60% of the value granted as performance shares; and

●	eligibility to participate in TSYS’ employee benefit plans and programs as TSYS generally provides to its senior executives under such plans and programs.

In addition, TSYS and Ms. Joseph will enter into TSYS’ standard change of control agreement for executive officers which provides that in the event there is a change of control of TSYS and Ms. Joseph’s employment is terminated without cause or for good reason (as defined in the agreement) within two years following the change of control, she will receive three times her base salary as in effect prior to the termination, three times a percentage of her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination, which payment is capped at the maximum amount payable without incurring an excise tax under Section 4999 of the IRC. Ms. Joseph will also receive health and welfare benefits for a three-year period following termination.

Ms. Joseph will not be compensated for her service as a director. In connection with her appointment to TSYS’ Board, TSYS will enter into the form of indemnification agreement for directors, a copy of which is filed as Exhibit 10.1 to TSYS’ Current Report on Form 8-K dated July 25, 2007, with Ms. Joseph.

There are no arrangements or understandings between Ms. Joseph and any other person pursuant to which she was elected as a director or officer. Ms. Joseph is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Ms. Joseph and any of TSYS’ directors or executive officers.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, TSYS has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL SYSTEM SERVICES, INC.

Dated: March 9, 2016	By:	/s/ Kathleen Moates
Kathleen Moates
Senior Deputy General Counsel

3